EXHIBIT 99

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareowners

of United Technologies Corporation:

We have examined the accompanying XBRL-Related Documents of United Technologies Corporation (the “Corporation”), presented as Exhibit 100 to the Corporation’s Current Report on Form 8-K, which reflect the data presented in the Corporation’s Quarterly Report on Form 10-Q for the quarter and nine-months ended September 30, 2005. The Corporation’s management is responsible for the XBRL-Related Documents. Our responsibility is to express an opinion based on our examination.

We have also reviewed, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the financial statements of the Corporation as of September 30, 2005, and for the three and nine-month periods then ended, the objective of which was the expression of limited assurance on such financial statements, and issued our report thereon dated October 21, 2005. A review of financial statements is substantially less in scope than an audit conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States), the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

In addition, we have previously audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheet as of December 31, 2004, and the related consolidated statements of operations, of cash flows and of changes in shareowners’ equity for the year then ended, management’s assessment of the effectiveness of the Corporation’s internal control over financial reporting as of December 31, 2004 and the effectiveness of the Corporation’s internal control over financial reporting as of December 31, 2004, and in our report dated February 10, 2005, except for Notes 1, 10 and 16 for which the date is May 6, 2005, we expressed unqualified opinions thereon. We were not engaged to and did not conduct a review of the information contained in Part I, Items 2, 3 and 4 and Part II, Items 1, 2 and 6 of the Corporation’s Quarterly Report on Form 10-Q for the quarter and nine-months ended September 30, 2005, the objective of which would have been the expression of limited assurance on such aforementioned information. Accordingly, we do not express an opinion or any other assurance on such aforementioned information.

Our examination of the XBRL-Related Documents was conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence supporting the XBRL-Related Documents. Our examination also included evaluating the XBRL-Related Documents for conformity with the applicable XBRL taxonomies and specifications and the content and format requirements of the Securities and Exchange Commission. We believe that our examination provides a reasonable basis for our opinion.

In our opinion, the XBRL-Related Documents of United Technologies Corporation referred to above accurately reflect, in all material respects, the data presented in the Corporation’s Quarterly Report on Form 10-Q for the quarter and nine-months ended September 30, 2005, in conformity with the US GAAP—Commercial and Industrial Taxonomy, US Financial Reporting—Management’s Discussion and Analysis Taxonomy, US Financial Reporting—Accountant’s Report Taxonomy, US Financial Reporting—SEC Certifications Taxonomy, extensions specific to United Technologies Corporation (as included in Exhibit EX-100.SCH and EX-100.SCH-1), and the XBRL Specifications (Version 2.1).

/s/    PRICEWATERHOUSECOOPERS LLP

Hartford, CT

December 22, 2005